EXHIBIT 10.40

Promissory Note

                This promissory note (the “Note”), effective this 30th day of December, 2001, is made by and between Tiberiu Mazilu (the “Holder”), and AML Communications, Inc., a Delaware corporation (the “Company”), having a place of business at 1000 Avenida Acaso, Camarillo, Ca 93012.

                The Note is for the principal sum (the “Sum”) of Fifty thousand Dollars ($50,000).

Methods of payment:

1.                                       The Company promises to pay Interest (see definitions) on the Sum at the end of each fiscal quarter (the “Installment”), commencing on September 30, 2002, for the entire period defined in paragraph two (2) below. The unpaid interest for the first two quarters should be accrued and payable by the Due Date, or at an earlier date by mutual agreement between the Holder and the Company.

2.                                       The said Sum, including any remaining Interest (see definitions) should be fully paid by the due date (the “Due Date”) of January 02, 2005. If, by the Due Date, the financial situation of the Company is not significantly improved to make the above payment, the Holder and the Company will re-negotiate the terms of the Note in good faith.

3.                                       The Note shall be immediately due and paid in full, including remaining Interest (see definitions), upon the occurrence of any of the following:

a)                      In case the Company is consolidated, or merged with or into another corporation or corporations, or a sale of all the assets of the Company.

b)                     Upon the death of the Holder.

c)                      Upon the involuntary termination of the Holder’s employment with the Company.

4.                                       The note shall be paid in full including remaining Interest (see definitions), twelve (12) months after the Holder’s voluntary termination of employment with the Company.

5.                                       In case of default in the payment of any Installment due under this Note, and not solved or made within ten (10) days from the due date, it shall be accumulated to the next Installment and payable with an accrued interest due under this Note and interest definitions given below.

6.                                       The Company reserves the right to pre-pay this Note in whole or in part, including remaining Interest (see definitions), without penalty.

Definitions:

1.                                       Interest rate (the “Interest”) shall be defined as the Annual Percentage Rate (APR), equal to the prime rate + 1.25%, of the principal Sum, calculated quarterly from a monthly averaged APR for that quarter.

2.                                       Prime rate is defined as the interest rate charged by banks to their creditworthy customers

                                                (www.forecasts.org/prime.htm).

All payments shall be made to such address as given above or designated by the Holder.

Dated this 30th day of December, 2001

By:	Jacob Inbar
President and CEO
AML Communications

Signature:	/s/	Jacob Inbar